Exhibit 21.1
List of Subsidiaries

1.	Pharma-Bio Serv Validation & Compliance Limited; incorporated in Ireland; Sept 20, 2007
2.	Pharma-Bio Serv Puerto Rico, Inc.(formerly “Plaza Consulting Group, Inc.”); incorporated in Puerto Rico; November 1997